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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                    PLATINUM technology International, inc.

         (Original Certificate of Incorporation filed April 16, 1987)

  PLATINUM technology International, inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Law"), does hereby certify:

  I. That the Board of Directors of the Corporation adopted a resolution setting forth the Restated Certificate of Incorporation set forth below, declaring its adoption advisable and submitting it to the stockholders entitled to vote in respect thereof for their consideration.

  II. That by written consent executed in accordance with Section 228 of the Law, the holders of a majority of the outstanding stock entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, have voted in favor of the adoption of the Restated Certificate of Incorporation set forth below, and written notice of such action has been given as provided in Section 228 (c) of the Law.

  III. That the Restated Certificate of Incorporation of the Corporation set forth below has been duly adopted in accordance with Sections 242 and 245 of the
Law:

  FIRST:  The name of the Corporation is PLATINUM technology International, inc.

  SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 190,000,000 shares, which shall be divided as follows: (i) a class of 180,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and (ii) a class of 10,000,000 shares of Class II Preferred Stock, par value $.01 per share (the "Class II Preferred Stock").
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  The designations and the powers, preferences, and relative, participating, optional, or other rights of the capital stock and the qualifications, limitations, or restrictions thereof are as follows:

  A.   COMMON STOCK PROVISIONS.

    1. VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, the holder of each share of the Common Stock shall have one vote per share on each matter submitted to a vote of the stockholders of the Corporation.

    2. DIVIDED RIGHTS. The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

    3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Class II Preferred Stock shall be entitled upon dissolution, liquidation, or winding up, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

  B.   CLASS II PREFERRED STOCK.

    The Class II Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of and to issue shares of the Class II Preferred Stock in series, and by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. The number of authorized shares of Class II Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of any Class II Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Class II Preferred Stock.

  C.   GENERAL PROVISIONS.

    1. VOTING. Except as provided by law or this Restated Certificate of Incorporation with respect to voting by class or series, the holder of each outstanding share of stock of the Corporation (regardless of class or series) shall be entitled to one vote (except with respect to any greater or lesser vote or no vote which may be fixed by this Restated Certificate of Incorporation or by the resolution of the Board of Directors providing for the issue of a series of Class II Preferred Stock, in which event the holder of each outstanding share of such series shall be entitled to such vote or no vote as may be fixed in such resolution), on each matter submitted to a vote at a meeting of stockholders.


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    2.   QUORUM AT STOCKHOLDERS' MEETINGS.  At any meeting of
stockholders, the presence in person or by proxy of the holders of record of outstanding shares of stock of the Corporation entitled to vote a majority of the votes entitled to be voted at such meeting shall constitute a quorum for all purposes, except as otherwise provided by this Restated Certificate of Incorporation or required by applicable law.

  FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six nor more than 11 directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Initially, the number of directors shall be seven.

  The directors shall be divided into three classes, Class I, Class II, and Class III; with Class I and Class II each having two members and Class III having three members. At the election of directors immediately following the adoption of this Restated Certificate of Incorporation, Class I directors will be elected for a one-year term, Class II directors will be elected for a two-year term, and Class III directors will be elected for a three-year term. At each annual meeting of stockholders after such election, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of an incumbent director even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, or removal from office. No director elected by the holders of the Common Stock may be removed except for cause. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the board of directors and newly-created directorships shall be filled by the board of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article FIFTH.


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  SIXTH:  (a)  WRITTEN CONSENT.  At any time after the first to occur of (i)
the closing of a public offering of securities of the Corporation registered under the Securities Act of 1933, and (ii) August 15, 1991, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

  (b) SPECIAL MEETINGS. Special meetings of stockholders of the Corporation may be called upon not less than ten nor more than 60 days' written notice only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

  (c) AMENDMENT. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the shares entitled to vote generally in the election of directors shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

  SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the Corporation.

  EIGHTH: Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

  NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

  TENTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided that the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims, or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Corporation without the prior written consent of the Corporation to such settlement. Such


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indemnification is not exclusive of any other right to indemnification provided by law, agreement, or otherwise.

  ELEVENTH: No amendment to or repeal of Article NINTH or TENTH of this Restated Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Articles NINTH or TENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

  TWELFTH: The By-Laws of the Corporation may be altered, amended, or repealed or new By-Laws may be adopted by the board of directors or by the vote of the holders of 66-2/3% of the shares entitled to vote generally for the election of directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws is contained in the notice of such special meeting.

  IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its Executive Vice President and Chief Financial Officer and Secretary, all on January 28, 1999.